Exhibit 99.1

Official Payments Reports Results from Third Quarter of Fiscal Year 2013:
Seventh Consecutive Quarter of Positive Adjusted EBITDA
Company reports earnings per share from continuing operations of $0.04 for the quarter

Norcross, GA, August 6, 2013 – Official Payments Holdings, Inc. (Nasdaq: OPAY), a leading provider of electronic payment solutions, reported results today for its fiscal year 2013 third quarter (Q3 fiscal 2013). The Company will host a call/webcast today at 5:00 p.m. EDT to review its results:
Conference Call Dial-In:		800-857-9646 Participant code – "OPAY"
Webcast/Replay:		http://www.OPAY.officialpayments.com
Replay Dial-In:	800-685-7910	– 10:00 pm ET, Tuesday, August 6, 2013 to
11:59 pm ET, Monday, September 2, 2013

Q3 Fiscal 2013 Highlights:
Official Payments Holdings, Inc. reported revenue from continuing operations of $45.8 million for Q3 fiscal 2013, an increase of $6.6 million compared to Q3 fiscal 2012. Q3 fiscal 2013 Payment Solutions net revenue, which reflects Payment Solutions revenues less related processing and interchange fees, was $13.2 million compared to $11.8 million in Q3 fiscal 2012. $3.2 billion of payment transactions were processed in Q3 fiscal 2013 compared to $2.7 billion of payment transactions in Q3 fiscal 2012 with the average size of transaction processed increasing 19.3% from Q3 fiscal 2012 to Q3 fiscal 2013.  General and administrative increased 6.7%, or $0.4 million in Q3 fiscal 2013 compared to Q3 fiscal 2012, while selling and marketing expenses decreased 22%, or $0.6 million from Q3 fiscal 2012 to Q3 fiscal 2013.

Official Payments reported  net income from continuing operations of $0.6 million, or $0.04 per share for Q3 fiscal 2013, compared to the prior year's net loss from continuing operations of $0.6 million, or negative $0.03 per share for Q3 fiscal 2012.  Continuing operations consists of the Payment Solutions segment, which contributed more than 99% of the company's revenue from continuing operations in fiscal 2013, and the legacy voice and systems automation (VSA) operations that are in the process of being wound down.

Adjusted EBITDA from continuing operations was $3.4 million in Q3 fiscal 2013 compared to $1.4 million in Q3 fiscal 2012.

Payment Solutions net revenue and Adjusted EBITDA from continuing operations are non-GAAP financial measures.  These measures are defined and reconciled to GAAP financial measures below.

Cash Position and Use of Cash
Official Payments' cash and cash equivalents increased by approximately $1.2 million from $39.1 million at September 30, 2012 to $40.3 million at June 30, 2013. Official Payments cash position for the quarter includes $3.6 million of net settlement funds outstanding and $6.7 million of accrued discount fees, thus leaving cash available for company use of $30 million.

Management Overview
Alex P. Hart, President and CEO, stated, "We're pleased to report positive Adjusted EBITDA from continuing operations for our seventh consecutive quarter and positive earnings per share for the first time in several years.  Our platform consolidation project remains on target to be substantially complete by the end of the calendar year.  We expect significant savings from this project in terms of both improved operational efficiency and reduced capital expenditures for the next fiscal year.  We're confident that we've positioned ourselves for even better financial results in fiscal year 2014."

Non-GAAP Financial Measures
Official Payments uses the following non-GAAP financial measures in this press release:  Adjusted EBITDA from continuing operations and Payment Solutions net revenue. We define Adjusted EBITDA from continuing operations as net income (loss) from our continuing operations before interest expense net of interest income, income taxes, depreciation and amortization, restructuring charges and share-based compensation expense. We define Payment Solutions net revenue as Payment Solutions gross revenue less discount fees. Discount fees include interchange fees and other processing-related dues, assessments and fees. Payment Solutions gross revenue is defined as revenue from continuing operations less revenue from VSA operations.

Management believes these measures are useful for evaluating our performance against the performance of peer companies within the electronic payments industry, and that they provide investors with additional transparency on the financial measures used in management's decision-making.  Management believes that Payment Solutions net revenue provides additional information about our business as we wind down our VSA operations.  We also use Adjusted EBITDA from continuing operations, together with other criteria, in our executive compensation program. Non-GAAP financial measures should not be considered a substitute for the reported results prepared in accordance with generally accepted accounting principles in the United States, or US GAAP.  Our definitions used to calculate non-GAAP financial measures may differ from those used by other companies.

These measures are reconciled to GAAP financial measures in the tables below:

Reconciliation of Adjusted EBITDA from continuing operations to net loss from continuing operations:

	Adjusted EBITDA from continuing operations
	Three months ended June 30,
(in thousands, except percentages)	2013	2012	Change ($)	Change (%)
Net income (loss) from continuing operations	$635	$(852)	$1,487	174.5%
Adjustments:
Depreciation/amortization	2,106	1,851	255	13.8%
Stock-based compensation	367	371	(4)	(1.1)%
Restructuring charge	292	2	290	14,500.0%
Tax provision	5	5	—	0.0%
Interest expense, net	1	1	—	0.0%
Adjusted EBITDA from continuing operations	$3,406	$1,378	$2,028	147.2%

	Adjusted EBITDA from continuing operations
	Nine months ended June 30,
(in thousands, except percentages)	2013	2012	Change ($)	Change (%)
Net loss from continuing operations	$(554)	$(3,894)	$3,340	85.8%
Adjustments:
Depreciation/amortization	5,829	5,620	209	3.7%
Stock-based compensation	1,412	1,352	60	4.4%
Restructuring charge	292	1,493	(1,201)	(80.4)%
Tax provision	7	5	2	40.0%
Interest expense, net	3	—	3	NM
Adjusted EBITDA from continuing operations	$6,989	$4,576	$2,413	52.7%
1NM = not meaningful

Reconciliation of Payment Solutions net revenue to revenue from continuing operations:
	Three months ended June 30,
(in thousands, except percentages)	2013	2012	Change ($)	Change (%)
Revenue from continuing operations	$45,792	$39,163	$6,629	16.9%
Less:
Non-Payment Solutions revenue	174	257	(83)	(32.3)%
Payment Solutions gross revenue	45,618	38,906	6,712	17.3%
Less:
Payment Solutions Discount fees	32,376	27,134	5,242	19.3%
Payment Solutions net revenue	$13,242	$11,772	$1,470	12.5%
	Nine months ended June 30,
(in thousands, except percentages)	2013	2012	Change ($)	Change (%)
Revenue from continuing operations	$111,922	$106,820	$5,102	4.8%
Less:
Non-Payment Solutions revenue	487	1,142	(655)	(57.4)%
Payment Solutions gross revenue	111,435	105,678	5,757	5.4%
Less:
Payment Solutions Discount fees	74,802	70,415	4,387	6.2%
Payment Solutions net revenue	$36,633	$35,263	$1,370	3.9%

About Official Payments Holdings, Inc. (www.OPAY.OfficialPayments.com):
Official Payments provides electronic payment solutions for over 3,000 clients across all 50 states, Puerto Rico and the District of Columbia. During the past year more than 12 million Customers and Constituents of our Clients utilized our services. Official Payments' solutions enable government agencies, educational institutions, utility companies, charitable organizations, and other billers to seamlessly accept secure, convenient payments by credit card, debit card and electronic check via mobile, web (www.OfficialPayments.com), telephone and point of sale.

CONTACT:
Jeff Hodges, CFO
770-325-3102
Investorrelations@officialpayments.com

Forward looking statements
Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to future events or Official Payments' future financial and/or operating performance and generally can be identified as such because the context of the statement includes words such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "shows," "predicts," "potential," "continue," or "opportunity," the negative of these words or words of similar import.  Official Payments undertakes no obligation to update any such forward-looking statements.  Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: intense competition in the marketplace; our ability to increase Payment Solutions revenues and reduce operating costs, including discount fees; our ability to execute on our sales, marketing and product development strategy and expand our business including introduction of new services, products, and product enhancements into the marketplace;  timely consolidation of our payment platforms; maintaining secure systems and protecting against security breaches, loss of privacy/data, and fraud; litigation; unanticipated claims as a result of the failure of software providers, processors, vendors, or subcontractors to satisfactorily perform and complete engagements; the renewal, extension or early termination of client contracts or projects; and compliance with government regulations and the impact of regulatory requirements.    For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the sections, "Risk Factors" and "Management Discussion and Analysis of Financial Condition and Results of Operations" in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission.

OFFICIAL PAYMENTS HOLDINGS, INC. Consolidated Balance Sheets (in thousands)	June 30, 2013	September 30, 2012
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$40,298	$39,071
Accounts receivable, net	3,353	5,304
Settlements receivable	20,337	15,291
Prepaid expenses and other current assets	1,608	1,692
Total current assets	65,596	61,358

Property, equipment and software, net	19,456	17,368
Goodwill	17,673	17,582
Other intangible assets, net	631	1,107
Other assets	706	509
Total assets	$104,062	$97,924

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$114	$74
Settlements payable	23,911	17,019
Accrued compensation liabilities	3,070	6,373
Accrued discount fees	6,671	5,616
Other accrued liabilities	3,084	2,201
Deferred income	263	284
Total current liabilities	37,113	31,567
Other liabilities:
Deferred rent	3	67
Other liabilities	884	1,103
Total other liabilities	887	1,170
Total liabilities	38,000	32,737

Contingencies and commitments

Shareholders' equity:
Preferred stock, no par value; authorized shares: 4,579; no shares issued and outstanding	—	—
Common stock $0.01 par value, and paid-in capital; shares authorized: 44,260; shares issued: 20,905 and 20,817; shares outstanding: 16,730 and 16,642	196,689	195,126
Treasury stock—at cost, 4,175 shares	(31,383)	(31,383)
Accumulated deficit	(99,244)	(98,556)
Total shareholders' equity	66,062	65,187
Total liabilities and shareholders' equity	$104,062	$97,924

OFFICIAL PAYMENTS HOLDINGS, INC.
Consolidated Statements of Operations
(unaudited)

	Three months ended June 30,		Nine months ended June 30,
(in thousands, except per share data)	2013	2012	2013	2012
Revenues	$45,792	$39,163	$111,922	$106,820

Costs and expenses:
Direct costs	33,946	28,922	79,477	75,697
General and administrative	7,044	6,601	20,851	23,096
Selling and marketing	2,055	2,635	6,309	6,296
Depreciation and amortization	2,106	1,851	5,829	5,620
Total costs and expenses	45,151	40,009	112,466	110,709
Income (loss) from continuing operations before other expense and income taxes	641	(846)	(544)	(3,889)

Other expense :
Interest expense, net	1	1	3	—
Total other expense	1	1	3	—

Income (loss) from continuing operations before income taxes	640	(847)	(547)	(3,889)
Income tax provision	5	5	7	5

Income (loss) from continuing operations	635	(852)	(554)	(3,894)
Loss from discontinued operations, net	(88)	(1)	(134)	(13)

Net income (loss)	$547	$(853)	$(688)	$(3,907)

Earnings (loss) per share—Basic:
From continuing operations	$0.04	$(0.05)	$(0.03)	$(0.23)
From discontinued operations	(0.01)	—	(0.01)	—
Earnings (loss) per share—Basic	$0.03	$(0.05)	$(0.04)	$(0.23)
Earnings (loss) per share—Diluted:
From continuing operations	$0.04	$(0.05)	$(0.03)	$(0.23)
From discontinued operations	(0.01)	—	(0.01)	—
Earnings (loss) per share—Diluted	$0.03	$(0.05)	$(0.04)	$(0.23)

Weighted average common shares used in computing per share amounts:
Basic	16,727	16,642	16,697	16,642
Diluted	16,912	16,642	16,697	16,642

OFFICIAL PAYMENTS HOLDINGS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended June 30,
(in thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(688)	$(3,907)
Less: Loss from discontinued operations, net	(134)	(13)
Loss from continuing operations, net	(554)	(3,894)
Non-cash items included in net loss:
Restructuring costs	256	803
Depreciation and amortization	5,829	5,620
Provision for doubtful accounts	—	26
Deferred rent	(34)	(3)
Share-based compensation	1,121	1,008
Net effect of changes in assets and liabilities:
Accounts receivable, net	1,951	91
Settlement processing assets and obligations, net	1,846	(1,023)
Prepaid expenses and other assets	294	524
Accounts payable and accrued liabilities	(1,932)	1,526
Other long term liabilities	(283)	161
Deferred income	(21)	(195)
Cash provided by operating activities from continuing operations	8,473	4,644
Cash used in operating activities from discontinued operations	(134)	(13)
Cash provided by operating activities	8,339	4,631
CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized internally developed software	(6,236)	(1,911)
Purchase of equipment and software	(1,213)	(1,610)
ChoicePay acquisition	(91)	(91)
Cash used in investing activities	(7,540)	(3,612)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	442	—
Capital lease obligations and other financing arrangements	(14)	(26)
Cash provided by (used in) financing activities	428	(26)
Net increase in cash and cash equivalents	1,227	993
Cash and cash equivalents at beginning of period	39,071	39,760
Cash and cash equivalents at end of period	$40,298	$40,753